Summary of Lease Agreement between Micromet AG and KFV
Immobilienverwaltungs GmbH, dated 11/4/2009

Effective as of February 1, 2010, Micromet AG (“Micromet”) has leased an area of 850 square meters, or approximately 9,150 square feet, for a fixed term of 5 years, in a building next to its R&D headquarters from KFV Immobilienverwaltungs GmbH (“KFV”).  Under the lease agreement, Micromet has the option to extend the term for an additional fixed period of 5 years.

Currently, regular monthly payments are equal to (i) EUR 9,817.50, or approximately $14,070.44, for rentable area and parking places, and (ii) EUR 1,700.00, or approximately $2,436.44, for ancillary expenses (similar to operating expenses reimbursed to commercial lessors in the United States), plus Germany’s Value Added Tax (“VAT”), currently at the rate of 19%.  The lease payments are subject to regular increases based upon the German General Price Index (similar to the U.S. Consumer Price Index) and the ancillary expenses are subject to increases based on Micromet’s consumption.

Micromet will pay to KFV the sum of EUR 100,000.00 (including VAT), or approximately $143,320.00 for structural improvements to the leased space requested by Micromet.  Micromet has the option to terminate the lease with 6 months prior written notice on January 31, 2013.  In the event Micromet elects to terminate the lease, Micromet will reimburse KFV for the structural improvements in the amount of EUR 50,000, or approximately $71,660.00 (including VAT).  Micromet will also deliver a security deposit equal to 3 months’ net rent, which will be refunded to Micromet upon the expiration of the lease agreement less any amounts are withheld to cover renovation costs of KFV.

***Euro/Dollar conversion rate is 1.4332 as quoted by Oanda as of December 31, 2009***